Exhibit 10.5

REDEMPTION AND RESTRICTED SHARE PURCHASE AGREEMENT

THIS REDEMPTION AND RESTRICTED SHARE PURCHASE AGREEMENT (this “Agreement”) is dated as of  October 13, 2017, by and among SM WPT PREFERRED LLC, a Delaware limited liability company (“Preferred Member”), SQUARE MILE PARTNERS IV-B LP, a Delaware limited partnership (“Fund IV”), SQUARE MILE WPT PREFERRED OWNER LLC, a Delaware limited liability company (“Preferred Owner”, and together with Preferred Member and Fund IV, collectively, “SM Preferred”), SM WPT COMMON LLC, a Delaware limited liability company (“Common Member”), SQUARE MILE WPT COMMON OWNER LLC, a Delaware limited liability company (“Common Owner”, and together with Common Member, “SM Common”), WORKSPACE PROPERTY TRUST, L.P., a Delaware limited partnership (“WPT”), and WORKSPACE PROPERTY TRUST, a Maryland real estate investment trust (the “REIT”).  Capitalized terms used and not defined herein shall have the meanings for such terms set forth in the Amended and Restated Limited Partnership Agreement of WPT, dated as of October 3, 2016 (the “Partnership Agreement”).

WITNESSETH:

WHEREAS, the REIT is a wholly-owned Subsidiary of Workspace RVFP, L.P., a Delaware limited partnership and the general partner of WPT (“RVFP”);

WHEREAS, RVFP desires to reorganize WPT and its Subsidiaries into an “UPREIT” organizational structure and then consummate an initial public offering of common shares of beneficial interest, $0.01 par value per share, (“REIT Shares”) of the REIT (the “IPO”);

WHEREAS, the REIT Shares will be subject to certain restrictions pursuant to Lock-Up Agreements entered into with the underwriter in the IPO substantially in the form of Exhibit A attached hereto (the “Lock-Up Agreement”) and under applicable securities laws and regulations;

WHEREAS, the holders of the REIT Shares shall have certain registration rights pursuant to a Registration Rights Agreement substantially in the form of Exhibit B (the “Registration Rights Agreement”);

WHEREAS, simultaneously herewith, Common Member, the other partners of WPT, RVFP and the partners of RVFP and Workspace Property Management, L.P., a Delaware limited partnership, are entering into (i) that certain Agreement Regarding OP Unit Allocations (the “OP Unit Agreement”) and (ii) that certain Agreement Regarding Formation Transactions (together with the OP Unit Agreement, the “Formation Agreements”);

WHEREAS, concurrently with the consummation of the initial closing of the issuance and sale of REIT Shares in the IPO (the “Initial IPO Closing”) and pursuant to the Formation Agreements, the Partnership Units held by SM Common will be converted into common units of limited partnership interest in WPT (“OP Units”) in accordance with the Formation Agreements;

WHEREAS, the entities comprising SM Preferred own, as of the date hereof, or will own as of the Closing (defined below), the entire Preferred Interest in WPT;

WHEREAS, SM Preferred desires to sell and transfer to WPT, and WPT desires to redeem all of SM Preferred’s right, title and interest in and to the Preferred Interest for a cash payment and the Acquired REIT Shares (as defined below) upon the terms and conditions herein described; and

WHEREAS, in connection with the Redemption (as defined below), the REIT desires to issue and contribute the Acquired REIT Shares to WPT, in exchange for OP Units, for transfer to SM Preferred in exchange for a portion of the Preferred Interest, and SM Preferred desires to acquire the Acquired REIT Shares from WPT in exchange for a portion of the Preferred Interest upon the terms and conditions herein described.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto do hereby agree as follows:

1.                                      REDEMPTION OF PREFERRED INTEREST; AGREEMENT REGARDING OP UNITS.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)                                     SM Preferred shall transfer, assign, sell and convey to WPT, and WPT shall acquire and redeem, a portion of SM Preferred’s right, title and interest in and to the Preferred Interest, free and clear of any and all liens, security interests, pledges, rights of third parties or other encumbrances (“Liens”) in exchange for an aggregate redemption amount equal to $63,935,473, calculated in accordance with Schedule 1 (the “Cash Amount”) (the “Cash Redemption”), which Cash Amount shall be funded by a cash contribution of such Cash Amount from the REIT to WPT. The REIT shall receive from WPT OP Units having an aggregate value based on the IPO Price (as defined below) equal to the Cash Amount.

(ii)                                  The REIT shall issue, and then contribute, convey, transfer, assign and deliver to WPT, a number of REIT Shares equal to the amount obtained by dividing $92,783,097 by the initial public offering price of REIT Shares (the “IPO Price”) set forth in the final prospectus for the IPO (such shares, the “Acquired REIT Shares”), in exchange for an equivalent number of OP Units issued to the REIT by WPT and having an aggregate value of $92,783,097 based on the IPO price. WPT shall convey, transfer, assign and deliver to SM Preferred the Acquired REIT Shares free and clear of all Liens, except for restrictions imposed by the Lock-Up Agreement and applicable securities laws and regulations, and in payment therefor, SM Preferred shall transfer, assign and deliver $76,446,297 of the value of the Preferred Interest (the “Share Exchange Amount”, and together with the Cash Amount, the “Redemption Amount”) to WPT (together with the Cash Redemption, the “Redemption”).  The Share Exchange Amount shall represent 54.456% of the Redemption Amount.

(b)                                 The parties hereto acknowledge and agree that the amounts set forth on Schedule 1 assume payments to SM Preferred through October 8, 2017 and that such amounts, including without limitation the Cash Amount, the Share Exchange Amount and the number of Acquired REIT Shares but not the percentage of the Redemption Amount represented by the Share Exchange Amount, may be modified to reflect additional payments made to SM Preferred after such date in accordance with the formula set forth on Schedule 1.

(c)                                  SM Preferred acknowledges and agrees that upon (i) payment of the Cash Amount by WPT to SM Preferred and (ii) the transfer of the Acquired REIT Shares by WPT to SM Preferred, a Redemption in Full of the Preferred Interest shall have occurred and all special rights, preferences and remedies afforded SM Preferred under the Partnership Agreement and all other related agreements fully and irrevocably terminate and are of no further force and effect from and after the Closing (as defined), except for any matters or obligations that expressly survive termination or redemption.  SM Preferred acknowledges that it will have no future participation in any payments or distributions with respect to the Preferred Interest and hereby waives any right or claim to any payment or distribution from WPT with respect to such transferred and assigned Preferred Interest from and after the Closing.

(d)                                 The parties hereto agree that, notwithstanding the terms and provisions of the Formation Agreements, at the Initial IPO Closing, SM Common shall not be issued OP Units by WPT upon conversion of its Partnership Units and the consummation of the transactions contemplated by the Formation Agreements but, in lieu thereof, the REIT shall issue to SM Common a number of REIT Shares that is equal to the number of OP Units SM Common is entitled to receive pursuant to the Formation Agreements, plus a number of REIT Shares having an aggregate value based on the IPO Price equal to the amount calculated in accordance with Schedule 2 (the “Additional REIT Shares”).  SM Common acknowledges that, upon issuance of the Additional REIT Shares pursuant to this Section 1(d), it will have no participation in any issuance of OP Units with respect to the conversion of its Partnership Units pursuant to the Formation Agreements and hereby waives any right or claim to any such issuance of OP Units pursuant to the Formation Agreements.

2.                                      REPRESENTATIONS AND WARRANTIES OF SM PREFERRED.  Each of the entities comprising SM Preferred and SM Common hereby represents and warrants, as to itself only, to WPT as follows:

(a)                                 It is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 SM Preferred is the sole record owner of the Preferred Interest and SM Preferred is transferring to WPT good, legal and marketable title to the Preferred Interest, free and clear of all Liens, except for Liens created by this Agreement and restrictions imposed by applicable securities laws and the Partnership Agreement.  Except as contained in this Agreement, there are no agreements for the issuance, sale or transfer of all or any part of the Preferred Interest.  No other person or entity has any warrants, options, contracts or other rights of any kind or type whatsoever to purchase or otherwise obtain all or any portion of the Preferred Interest.

(c)                                  It has all requisite limited liability power and authority to execute, deliver and perform this Agreement and all related agreements and documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by it of this Agreement and the other related agreements and documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of it.  This Agreement and the other related agreements and documents to which it is a party constitute the legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy law and other legal and equitable principles of general applicability.

(d)                                 The execution, delivery and performance by it of this Agreement and the other related agreements and documents and the consummation by SM Preferred and SM Common of the transactions contemplated hereby and thereby do not: (i) violate its organizational documents; (ii) violate any law, statute, code, rule, regulation or order (“Law”) applicable to it or any of its properties or assets, including the Preferred Interest; or (iii) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, revocation or cancellation of, any contract or agreement to which it is a party or is bound.

(e)                                  It is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  It has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Acquired REIT Shares and the Additional REIT Shares, as applicable. With the assistance of its own professional advisors, to the extent that it has deemed appropriate, it has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Acquired REIT Shares and the Additional REIT Shares, as applicable, and the consequences of this Agreement.  It has considered the suitability of the Acquired REIT Shares as an investment in light of its own circumstances and financial condition and it is able to bear the risks associated with an investment in the Acquired REIT Shares and the Additional REIT Shares, as applicable.

(f)                                   The Acquired REIT Shares and the Additional REIT Shares, as applicable, are being acquired for its own account, only for investment purposes and not with a view to, or for resale in connection with, any public distribution or public offering thereof within the meaning of the Securities Act.  It understands and acknowledges that the offering of the Acquired REIT Shares and the Additional REIT Shares, as applicable, pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of the Acquired REIT Shares and the Additional REIT Shares, as applicable, is exempt from registration under the Securities Act and exempt from registration pursuant to applicable state securities or blue sky laws and, therefore, the Acquired REIT Shares and the Additional REIT Shares, as applicable, will be characterized as “restricted securities” under the Securities Act and such laws and may not be sold unless the Acquired REIT Shares or the Additional REIT Shares, as applicable, are subsequently registered under the Securities Act and qualified under state law or unless an exemption from such registration and such qualification is available.

(g)                                  It represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of WPT or the REIT, as investment advice, tax advice or as a recommendation to purchase the Acquired REIT Shares or acquire the Additional REIT Shares, as applicable.  It confirms that neither WPT nor the REIT has (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Acquired REIT Shares or the Additional REIT Shares, as applicable, or (ii) made any representation to it regarding the legality of an investment in the Acquired REIT Shares or the Additional REIT Shares, as applicable, under applicable legal investment or similar laws or regulations.  In deciding to purchase the Acquired REIT Shares or the Additional REIT Shares, as applicable, it is not relying on the advice or recommendations of WPT or the REIT and it has made its own independent decision that the investment in the Acquired REIT Shares or the Additional REIT Shares, as applicable, is suitable and appropriate for it.

3.                                      REPRESENTATIONS AND WARRANTIES OF WPT AND THE REIT.  WPT and the REIT represent and warrant to SM Preferred and SM Common as follows:

(a)                                 WPT is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.  The REIT is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

(b)                                 Each of WPT and the REIT have all requisite limited partnership or corporate power, as the case may be, and authority to execute, deliver and perform this Agreement and all related agreements and documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of WPT and the REIT of this Agreement and the other related agreements and documents to which it is a party and the consummation by WPT and the REIT of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of WPT and the REIT.   This Agreement and the other related agreements and documents to which it is a party constitute the legal, valid and binding obligation of WPT and the REIT, enforceable in accordance with its terms, subject to applicable bankruptcy law and other legal and equitable principles of general applicability.

(c)                                  The execution, delivery and performance by each of WPT and the REIT of this Agreement and the other related agreements and documents and the consummation by WPT and the REIT of the transactions contemplated hereby and thereby do not: (i) violate the organizational documents of WPT or the REIT; (ii) violate any Law applicable to WPT, the REIT or any of their respective properties or assets; or (iii) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, revocation or cancellation of, any contract or agreement to which WPT or the REIT is a party or is bound.

(d)                                 The Acquired REIT Shares and the Additional REIT Shares have been duly and validly authorized and, when issued and contributed to WPT and SM Common, as applicable, by the REIT pursuant to this Agreement, will be duly and validly issued and fully paid and non-assessable.  The issuance of the Acquired REIT

Shares and the Additional REIT Shares is not subject to the preemptive or other similar rights of any securityholder of the REIT.  The REIT is transferring to (i) WPT, and WPT is transferring to SM Preferred, and (ii) SM Common, good, legal and marketable title to the Acquired REIT Shares and the Additional REIT Shares, as applicable, free and clear of all Liens except for Liens created by this Agreement and restrictions imposed by the Lock-Up Agreement and applicable securities laws and regulations.

4.                                      RELEASE.

(a)                                 Effective as of the Closing Date, each of SM Preferred hereby releases and forever discharges WPT and its Affiliates and, as applicable, their respective interestholders, partners, shareholders, members, directors, officers, managers, employees, agents and representatives and the successors and assigns of all of the foregoing (collectively, the “WPT Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Agreement) and whether known or unknown, suspected, or claimed against any of the WPT Released Parties that SM Preferred or its Affiliates or any of their respective successors or assigns may have arising under the Partnership Agreement, the Inducement Agreement dated as of October 3, 2016 between WPT and SM Preferred (the “Inducement Agreement”), or the transactions contemplated thereby (all of the foregoing collectively referred to as the  “SM Preferred Released Claims”), other than SM Preferred Released Claims arising under this Agreement and any claim for indemnification by WPT under the Partnership Agreement.

(b)                                 Effective as of the Closing Date, WPT hereby releases and forever discharges SM Preferred and its Affiliates and, as applicable, their respective interestholders, partners, shareholders, members, directors, officers, managers, employees, agents and representatives and the successors and assigns of all of the foregoing (collectively, the “SM Preferred Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Agreement) and whether known or unknown, suspected, or claimed against any of the SM Preferred Released Parties that WPT or its Affiliates or any of their respective successors or assigns may have, arising under the Partnership Agreement, the Inducement Agreement, or the transactions contemplated thereby (all of the foregoing collectively referred to as the  “WPT Released Claims” and, collectively with the SM Preferred Released Claims, the “Claims”), other than WPT Released Claims arising under this Agreement, any claim for indemnification by SM Preferred under the Partnership Agreement and certain claims for indemnification, contribution or reimbursement (as more specifically described in Section 6(b) below) under the Evercore Engagement Letter (as defined below).

(c)                                  SM Preferred and WPT acknowledge and intend that this Section 4 shall be effective as a bar to each and every one of the Claims herein above mentioned or implied.  SM Preferred and WPT expressly consent that this Section 4 shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims herein above mentioned or implied.  SM Preferred and WPT acknowledge and agree that these waivers are an essential and material term of this Agreement.  SM Preferred and WPT further agree that in the event either should assert any Claim, as applicable, seeking damages against any of the WPT Released Parties (in the case of a Claim asserted by SM Preferred) or the SM Preferred Released Parties (in the case of a Claim asserted by WPT), this Section 4 shall serve as a complete defense to any such Claim.

(d)                                 SM Preferred and WPT agree that this Section 4 shall not be deemed or construed at any time to be an admission by any SM Preferred Released Party, WPT Released Party, WPT or SM Preferred, as applicable, of any improper or unlawful conduct.  SM Preferred and WPT also agree that if either violates this Section 4 by suing any of the WPT Released Parties (in the case of a suit by SM Preferred) or the SM Preferred Released Parties (in the case of a suit by WPT), such violating party will pay all costs and expenses of defending against the suit incurred by the WPT Released Parties or the SM Released Parties, as applicable, including reasonable attorneys’ fees.  Each of SM Preferred and WPT acknowledges and agrees that it may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of this Section 4 and further acknowledges and agrees that this Section 4 shall remain in full force and effect, notwithstanding the existence of any different or additional facts.

(e)                                  To the knowledge of SM Preferred there does not exist any SM Preferred Released Claim of the type described in or implied by Section 4(a) and SM Preferred is not aware of any pending or threatened SM Preferred Released Claims of the type described in or implied by Section 4(a).  SM Preferred has made no assignment or transfer of any of the SM Preferred Released Claims described in or implied by Section 4(a).  To the knowledge of WPT there does not exist any WPT Released Claim of the type described in or implied by Section 4(b) and WPT is not aware of any pending or threatened WPT Released Claims of the type described in or implied by Section 4(b).  WPT has made no assignment or transfer of any of the WPT Released Claim described in or implied by Section 4(b).

5.                                      CLOSING; CONDITIONS TO CLOSING; TERMINATION.

(a)                                 The closing of the Redemption contemplated hereby (the “Closing”) shall take place concurrently with the consummation of the Initial IPO Closing (the date upon which the Closing actually takes place being referred to herein as the “Closing Date”).  The Closing will be held at the offices of Seyfarth Shaw LLP, 620 Eighth Avenue, New York, NY 10018, unless another place is agreed to in writing by the parties hereto, or remotely in virtual electronic form via the exchange of documents and signatures in PDF format or by facsimile.

(b)                                 The obligations of the parties hereto to consummate the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

(i)                                     the IPO shall have been consummated on or before December 29, 2017;

(ii)                                at the Closing, SM Preferred shall duly execute and deliver the Lock-Up Agreement and the Registration Rights Agreement;

(iii)                             the parameters set forth in Schedule 3 shall have been satisfied in all respects; and

(iv)                            if and to the extent the acquisition of the Acquired REIT Shares or the Additional REIT Shares would result in SM Preferred or SM Common, as the case may be, (or any respective designee thereof that is acquiring the Acquired REIT Shares or the Additional REIT Shares) holding in excess of  the Aggregate Ownership Limit or  the Common Share Ownership Limit (each as defined and set forth in the REIT’s Declaration of Trust), the REIT’s Board of Trustees shall have exempted SM Preferred and/or SM Common, as the case may be, or such designee from the Aggregate Ownership Limit and the Common Share Ownership Limit.

(c)                                  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the mutual written consent of SM Preferred, on the one hand, and WPT and the REIT, on the other hand.  This Agreement shall automatically terminate if the IPO shall not have been consummated on or before December 29, 2017.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby this Agreement shall terminate and transactions contemplated hereby shall be abandoned, without any further action by any of the parties hereto.  If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination, except that the provisions of this Section 5(c), Section 6(b) (exclusive of clause (i) of the second sentence thereof, which clause shall not remain in force if this Agreement is terminated, and exclusive of the third sentence thereof) and Section 7 shall remain in full force and effect.  Nothing in this Section 5(c) shall relieve any party of any liability for a breach of this Agreement prior to the effective date of termination.

6.                                      ADDITIONAL COVENANTS AND AGREEMENTS.

(a)                                 Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby and fulfill or obtain the fulfillment of the conditions to Closing.  In furtherance of the foregoing, each of the parties shall execute such documents and other papers and perform such further acts as may reasonably be required or desirable to carry out the provisions hereof and the transactions contemplated hereby, and SM Preferred hereby expressly waives any Major Decision rights with respect to pre-IPO transactions and agreements as contemplated by and described in the OP Unit Agreement and this Agreement, but expressly reserving all other rights under the Partnership Agreement and this Agreement, including satisfaction of the conditions to Closing set forth in Section 5 hereof.  The parties hereto shall furnish to each other and to each other’s legal counsel all such information as may be reasonably requested in order to accomplish the foregoing actions, provided such information is not proprietary or confidential.

(b)                                 Except as provided herein, the parties to this Agreement shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated, including, but not limited to, all fees and expenses of brokers, agents, representatives, counsel and accountants.  Notwithstanding the foregoing, WPT shall be responsible for and shall pay the fee payable to Evercore Group L.L.C. (“Evercore”) in the amount of $1.0 million in connection with certain financial advisory services provided by Evercore to SM Preferred pursuant to the engagement letter between SM Preferred and Evercore dated September 14, 2017 (the “Evercore Engagement Letter”) and (ii) SM Preferred’s reasonable and documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated; provided that such expenses shall not exceed $250,000 in the aggregate and such reimbursement payments shall be made by WPT only upon receipt from SM Preferred of invoices documenting such expenses.  The REIT and WPT agree to jointly indemnify and hold harmless Evercore and the SM Preferred Released Parties from and against any and all losses, claims, damages, liabilities or expenses to which Evercore and/or any SM Preferred Released Party may become subject related to, arising out of or in connection with the Evercore Engagement Letter (including any pending or threatened claim, action, proceeding or investigation), except to the extent that any such loss, claim, damage, liability or expense (i) arises out of claims, actions proceedings or investigations initiated or joined in by any SM Preferred Released Party, or (ii) is found by a court of competent jurisdiction in a final, non-appealable judgment to have resulted primarily from Evercore’s or any SM Preferred Released Party’s gross negligence, bad faith or willful misconduct.  In connection with any indemnification obligation of the REIT and WPT arising from the Evercore Engagement Letter, the REIT and WPT shall have a right of subrogation with respect to any defenses that would have been available to the SM Preferred Released Parties had they been obligated to indemnify Evercore directly pursuant to the Evercore Engagement Letter.  Evercore is expressly intended by the parties hereto to be a third party beneficiary of this Section 6(b).  Such obligations of the REIT and WPT for indemnification, contribution and reimbursement shall survive the Closing of this Agreement, but not any termination of this Agreement.

(c)                                  So long as SM Preferred continues to own collectively a number of Acquired REIT Shares representing at least 3% of all outstanding REIT Shares, WPT and the REIT shall permit SM Preferred to designate one representative reasonably acceptable to the REIT as a full member of the Advisory Board of the REIT.  WPT and the REIT shall allow the representative to participate in Advisory Board meetings by telephone if such representative is unable to attend in person, which meetings shall occur concurrently with, and as a part of, the meetings of the Board of the Trustees of the REIT, except that such Advisory Board member shall not be permitted to remain in attendance during those portions of the meetings of the Board of Trustees of the REIT during which are conducted highly confidential matters that would customarily exclude all attendees other than the trustees themselves due to the confidentiality of the subject matter.  The SM Preferred designated representative shall receive all notices and information supplied to other members of the Advisory Board of the REIT (which notices and information shall generally be identical to the notices and information supplied to the members of the full Board of Trustees of the REIT) on a confidential basis; provided that WPT and the REIT reserve the right to withhold certain information from the SM Preferred representative if any such information is withheld from the other members of the Advisory Board, with WPT and the REIT reserving the right to withhold certain information from all members of the Advisory Board if in the judgement of the Board of Trustees of the REIT the failure to do so might compromise the attorney-client privilege or potentially result in a conflict of interest, or if such information is of a particularly sensitive and confidential nature.

7.                                      MISCELLANEOUS.

(a)                                 This Agreement shall be construed in accordance with the laws of the State of New York, without reference to conflicts of laws principles that would cause the application of the law of any jurisdiction other than New York.  Any action or proceeding with respect to this Agreement and any matter arising out of or in connection with this Agreement shall be brought exclusively in the state or federal courts located in the State of New York.  By execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of such party’s property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof.  Each party hereto irrevocably consents to service of process in any action or proceeding in any of the aforementioned courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 7(b).  Each party hereto hereby irrevocably and unconditionally waives any objection which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law.  EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(b)                                 Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party hereto shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by United States certified mail, postage prepaid and return receipt requested, or (iv) by facsimile or email (PDF), as follows:

if to SM Preferred, to:

c/o Square Mile Capital Management LLC

350 Park Avenue

New York, New York  10022

Attn: Elliot Rattner

Facsimile:  (212) 605-0999

E-Mail:  erattner@squaremilecapital.com

with a separate notice to:

c/o Square Mile Capital Management LLC

350 Park Avenue

New York, New York  10022

Attn: Daniel M. Kasell

Facsimile:  (212) 605-0999

E-Mail:  dkasell@squaremilecapital.com

with a copy to (which shall not constitute notice) to:

Greenberg Traurig, LLP

The MetLife Building

200 Park Avenue

New York, New York 10166

Attn: Gary S. Kleinman, Esq.

Facsimile: (212) 805-9406

E-mail: Kleinmang@gtlaw.com

if to WPT or the REIT, to:

Workspace Property Trust, L.P.
700 Dresher Road, Suite 150

Horsham, PA 19044
Attn: Roger Thomas
Facsimile: (215) 682-0304
Email: rthomas@workspaceproperty.com

with a copy to (which shall not constitute notice) to:

Seyfarth Shaw LLP

620 Eighth Avenue

New York, NY 10018

Attn: John Napoli

Facsimile: (212) 218-5526

Email: jnapoli@seyfarth.com

(c)                                  This Agreement and the other related documents and agreements contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are superseded and canceled by, this Agreement and the other related documents and agreements.  Except as set forth in Section 4, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder.

(d)                                 This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations, in whole or in part, under this Agreement without the prior written consent of the other parties hereto.  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.  Notwithstanding the foregoing, prior to the Redemption but in no event after November 2, 2017: (i) Preferred Member shall have the right to cause one or a series of in kind distributions of the Preferred Interest to Fund IV and Preferred Owner, the result of which is that the Preferred

Interest is held directly by Preferred Member, Fund IV and Preferred Owner, and the REIT and WPT hereby consent to any such distributions and to the admission of Fund IV and Preferred Owner as Preferred Holders of WPT; (ii) Common Member shall have the right to cause one or a series of in kind distributions of its Partnership Units to Common Owner, the result of which is that such Partnership Units are held directly by Common Member and Common Owner, and the REIT and WPT hereby consent to any such distributions and to the admission of Common Owner as a Limited Partner of WPT; and (iii) upon prior notice to WPT, the entities comprising SM Preferred and SM Common shall have the right to designate one or more entities to accept and hold title to the REIT Shares in lieu of SM Preferred or SM Common, as applicable; provided, that (A) such entities are in control of, controlled by, or under common control with SM Preferred or SM Common, as applicable, as of the Closing; (B) such entities satisfy such AML and KYC requirements and requests for information as  may reasonably be requested by the underwriters of the IPO; (C) such entities shall be deemed to have made as to themselves the same representations made by SM Preferred and SM Common in Section 2(e)-(g) of this Agreement; and (D) any such designated entities shall remain subject to the same terms and conditions with respect to the REIT Shares to which SM Preferred and SM Common would have been bound had SM Preferred and/or SM Common, as applicable, held the REIT Shares directly.

(e)                                  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

(f)                                   The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

(g)                                  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto.  Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(h)                                 The terms, provisions, and conditions of this Agreement are the result of negotiations in good faith and at arm’s length between the parties hereto, each of which has been represented by legal counsel of its own choosing. Accordingly, the terms, provisions and conditions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, without application of any rule of interpretation or construction providing that ambiguous or conflicting terms, conditions, or provisions shall be interpreted or construed against the party whose legal counsel prepared the executed version or any prior drafts of the agreement.

(i)                                     Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

(j)                                    SM Common’s acknowledgement and agreement to the terms and provisions of Section 2(c) of the OP Unit Agreement has and shall have no effect upon the terms and provisions of, or obligations of the parties under, this Agreement and in the event of any conflict or inconsistency between this Agreement and the OP Unit Agreement, the terms of this Agreement shall control.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

SM WPT PREFERRED LLC,
a Delaware limited liability company

By:	/s/ Daniel M. Kasell
Title: Authorized Signatory

SQUARE MILE PARTNERS IV-B LP,
a Delaware limited partnership

By:	/s/ Daniel M. Kasell
Title: Authorized Signatory

SQUARE MILE WPT PREFERRED OWNER LLC,
a Delaware limited liability company

By:	/s/ Daniel M. Kasell
Title: Authorized Signatory

SM WPT COMMON LLC,
a Delaware limited liability company

By:	/s/ Daniel M. Kasell
Title: Authorized Signatory

SQUARE MILE WPT COMMON OWNER LLC,
a Delaware limited liability company

By:	/s/ Daniel M. Kasell
Title: Authorized Signatory

WORKSPACE PROPERTY TRUST, L.P.

By: WORKSPACE RVFP, L.P., its General Partner
By: RVFP WS GP, LLC, its General Partner
By: RV OFFICE, LLC, its Managing Member

By:	/s/ Roger W. Thomas
Title: Chief Operating Officer & President

WORKSPACE PROPERTY TRUST

By:	/s/ Roger W. Thomas
Title: President, Secretary, Treasurer & Chief Operating Officer

Exhibit A

Form of Lock-Up Agreement

[intentionally omitted]

Exhibit B

Form of Registration Rights Agreement

[intentionally omitted]